Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

Up to 2,600,000 shares of Common Stock

of

Keystone Consolidated Industries, Inc.

at

$6.50 Net Per Share

by

Contran Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 1, 2011, UNLESS THE TENDER OFFER IS EXTENDED.

Contran Corporation, a Delaware corporation (“Contran”), is offering to purchase, for cash, up to 2,600,000 shares of common stock, par value $0.01 per share (the “Shares”), of Keystone Consolidated Industries, Inc., a Delaware corporation (“Keystone”), for $6.50 net per Share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions described in this offer to purchase and the accompanying letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the “tender offer”).

The Shares trade on the OTC Bulletin Board under the symbol “KYCN”.  On January 27, 2011, the last full trading day on which trading in the Shares occurred before the commencement of the tender offer, the last sale price of the Shares as reported by the OTC Bulletin Board was $5.25.  Stockholders are urged to obtain current market quotations for the Shares.

The tender offer is not conditioned upon our receipt of financing or upon any minimum number of Shares being tendered.  The tender offer is, however, subject to certain other conditions.  See Section 13 (“Conditions of the Tender Offer”) of this offer to purchase.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

February 1, 2011

IMPORTANT

If you wish to tender all or any part of your Shares pursuant to the tender offer, then prior to the expiration date of the tender offer, which is 11:59 p.m., New York City time, on March 1, 2011 or such later time to which we may extend the tender offer, you must either:

(1) (a) complete and sign the letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Trust Company, N.A., the depositary for the tender offer, and mail or deliver the certificates for your tendered Shares to the depositary together with any other documents required by the letter of transmittal or (b) tender your Shares according to the procedure for book-entry transfer described in Section 2 (“Procedures for Tendering Shares”) of this offer to purchase; or

(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your Shares in the tender offer.  If you desire to tender your Shares but prior to the expiration date:

(1)           the certificates for the Shares you wish to tender cannot be delivered to the depositary; or

(2)           you cannot comply with the procedure for book-entry transfer; or

(3)           your other required documents cannot be delivered to the depositary;

you may tender your Shares according to the guaranteed delivery procedure described in Section 2 (“Procedures for Tendering Shares”) of this offer to purchase.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer, at its address and telephone numbers set forth on the back cover page of this offer to purchase.  Requests for additional copies of this offer to purchase, the related letter of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

We are not making the tender offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

NONE OF CONTRAN, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES.  YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.  IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL IN THEIR ENTIRETY.  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED HEREIN), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER.

ii

iii

SUMMARY TERM SHEET

This summary term sheet highlights material information which can be found elsewhere in this offer to purchase.  This summary does not describe all of the details of the tender offer, and we urge you to read this entire offer to purchase, and the related letter of transmittal, carefully because they contain the full details of the tender offer.  For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.

Securities Sought	Up to 2,600,000 shares of common stock, par value $0.01 per share, of Keystone Consolidated Industries, Inc.
Price Offered Per Share	$6.50 per share, in cash, without interest and less applicable withholding taxes
Scheduled Expiration of the Tender Offer	March 1, 2011
Purchaser	Contran Corporation

Who is offering to purchase my Shares?

Contran Corporation, a Delaware corporation, which we refer to as “Contran,” “we,” “our” or “us.”  In this offer to purchase we refer to Keystone Consolidated Industries, Inc. as “Keystone” and the shares of Keystone common stock as the “Shares.”

Contran is the largest stockholder of Keystone.  As of the date of commencement of this tender offer, the Shares beneficially owned by Contran represent approximately 61.7% of the outstanding Shares.  If Contran were to acquire all 2,600,000 Shares it seeks to acquire in the tender offer, Contran’s beneficial ownership of outstanding Shares upon completion of the tender offer would increase to approximately 83.1%.  Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (for which Mr. Harold Simmons is the sole trustee) or is held directly by Mr. Harold Simmons or other persons or entities related to Mr. Harold Simmons.  Additionally, as of the date of commencement of this tender offer, the wife of Contran’s chairman, Mr. Harold Simmons, beneficially owns 13,457 Shares, which represents approximately 0.1% of the outstanding Shares.  By virtue of these relationships, Mr. Harold Simmons may be deemed to beneficially own all of the Shares beneficially owned by Contran and Mrs. Simmons.  Accordingly, Mr. Harold Simmons may be deemed to beneficially own approximately 61.8% of the outstanding Shares and Mr. Harold Simmons may be deemed to control Contran and Keystone.  If Contran were to acquire all 2,600,000 Shares it seeks to acquire in the tender offer, upon completion of the tender offer Mr. Harold Simmons would be deemed to beneficially own approximately 83.3% of the outstanding Shares and Mr. Harold Simmons would continue to be deemed to control Keystone following completion of the tender offer.

See Section 9 (“Certain Information About Contran”) and Section 10 (“Relationships, Agreements and Transactions with Keystone”) of this offer to purchase.

How many Shares are you seeking to purchase in the tender offer?

We are offering to purchase up to 2,600,000 Shares pursuant to the tender offer, or such lesser number of Shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer.  See Section 1 (“Terms of the Tender Offer; Proration”) of this offer to purchase.

What happens if stockholders tender more Shares than you are willing to buy?

If stockholders tender more than 2,600,000 Shares, we will purchase Shares on a pro rata basis.  This means that we will purchase from you a number of Shares calculated by multiplying the number of Shares you properly tendered by a proration factor.  The proration factor will equal 2,600,000 divided by the total number of Shares properly tendered and not withdrawn.  For example, if a total of 3,000,000 Shares are tendered, we will purchase approximately 86.7% of the number of Shares that each stockholder tendered.  We will make adjustments to avoid purchases of fractional Shares.  For information about the proration procedures of the tender offer, see Section 1 (“Terms of the Tender Offer; Proration”) of this offer to purchase.

If you prorate, when will I know how many Shares will actually be purchased?

If proration of the tendered Shares is required, we do not expect to announce the final results of proration or pay for any Shares until at least five OTC Bulletin Board (“OTCBB”) trading days after the expiration of the tender offer.  This is because we will not know the precise number of Shares properly tendered (and not withdrawn) until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made.  Preliminary results of proration will be announced by press release promptly following expiration of the tender offer.  For information about the proration procedures of the tender offer, see Section 1 (“Terms of the Tender Offer; Proration”) of this offer to purchase.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

    We are offering to pay stockholders $6.50 net per Share in cash, without interest. During January 2011, an aggregate of 25,852 Shares traded on the OTCBB, and the closing sales price on the days on which Shares traded in January 2011, as reported by the OTCBB, ranged from a low of $4.70 to a high of $5.25. On January 27, 2011, the last full trading day on which trading in the Shares occurred before the commencement of the tender offer, the last sale price of the Shares was $5.25. The $6.50 net per Share we are offering to pay stockholders represents approximately a 38.3% premium over such $4.70 per Share low, and approximately a 23.8% premium over such $5.25 per Share high. Any payment is subject to applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the tender offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 1 (“Terms of the Tender Offer; Proration”) of this offer to purchase.

What is the market price of my Shares as of a recent date?

On January 27, 2011, the last full trading day on which trading in the Shares occurred before the commencement of this tender offer, the last sale price of the Shares as reported on the OTCBB was $5.25 per Share.  You are urged to obtain current market quotations for your Shares before deciding whether to tender your Shares.  See Section 6 (“Price Range of the Shares”) of this offer to purchase.

What is the purpose of the tender offer?

We are making this tender offer because Contran would like to increase its holdings in Keystone, through the acquisition of additional Shares, for investment purposes.  If we were to acquire all 2,600,000 Shares we seek to acquire in the tender offer, Contran’s beneficial ownership of outstanding Shares upon completion of the tender offer would increase from approximately 61.7% of the outstanding Shares to be approximately 83.1%.

Contran is also making this tender offer because Contran is seeking to include Keystone in its consolidated U.S. federal income tax group (“Contran Tax Group”) in order to achieve certain income tax efficiencies.  If we were to acquire all 2,600,000 Shares in the tender offer, Keystone would become a member of the Contran Tax Group.  If Keystone becomes a member of the Contran Tax Group, Keystone would enter into a tax sharing agreement with Contran.  In accordance with such tax sharing agreement, Contran’s policy for intercompany allocation of income taxes provides that subsidiaries included in the Contran Tax Group compute their provision for income taxes on a separate company basis.  Generally, subsidiaries make payments to or receive payments from Contran in the amounts they would have paid to or received from the Internal Revenue Service (“IRS”) had they not been members of the Contran Tax Group.  The separate company provisions and payments are computed using the tax elections made by Contran.  In addition, if Keystone becomes a member of the Contran Tax Group, Keystone will be jointly and severally liable for the federal income tax liability of Contran and the other companies included in the Contran Tax Group for all periods in which Keystone is included in the Contran Tax Group. However, Contran would also agree to indemnify Keystone for any liability for income taxes of the Contran Tax Group in excess of Keystone’s tax liability previously computed and paid in accordance with its tax allocation policy. See Section 11 (“Background and Purpose of the Tender Offer”) of this offer to purchase.

What does the board of directors of Keystone think of the tender offer?

The Keystone board of directors is required by law to communicate its views regarding the tender offer to Keystone stockholders in a Solicitation/Recommendation Statement on Schedule 14D−9 to be filed with the SEC within ten business days from the date the tender offer is commenced.  Stockholders of Keystone are urged to read the Schedule 14D−9 carefully and in its entirety when it becomes available.  The Keystone board of directors includes two directors -- Glenn R. Simmons and Steven L. Watson -- who are also directors of Contran and are therefore affiliates of Contran.  We do not expect either Mr. Glenn Simmons or Mr. Watson to participate in any determinations by the Keystone board of directors relating to this tender offer.

Do you have the financial resources to make payment?

Yes.  If we purchase 2,600,000 Shares pursuant to the tender offer at $6.50 per Share, our aggregate cost will be approximately $16.9 million, not including fees and expenses, which are estimated to be approximately $150,000.  We will use Contran’s available cash resources to purchase the Shares in the tender offer, which could include borrowings under existing revolving credit facilities.  Our purchase of Shares in the tender offer is not conditioned on our receipt of financing.  See Section 12 (“Source and Amount of Funds”) and Section 13 (“Conditions of the Tender Offer”) of this offer to purchase.

Is your financial condition material to my decision to tender my Shares into the tender offer?

We do not believe that our financial condition is material to your decision to tender Shares and accept the tender offer because, among other things, the tender offer consideration consists solely of cash, Contran has the financial resources necessary to complete the tender offer, and the tender offer is not conditioned on the receipt of financing. See Section 12 (“Source and Amount of Funds”) and Section 13 (“Conditions of the Tender Offer”) of this offer to purchase.

How long do I have to tender my Shares?

You will have until 11:59 p.m., New York City time, on March 1, 2011 (unless the tender offer is extended) to decide whether to tender your Shares in the tender offer.  See Section 1 (“Terms of the Tender Offer; Proration”) of this offer to purchase.  If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure.  The guaranteed delivery procedure is discussed in Section 1 (“Terms of the Offer; Proration”) and Section 2 (“Procedures for Tendering Shares—Guaranteed Delivery”) of this offer to purchase.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offer on your behalf.  See Section 1 (“Terms of the Tender Offer; Proration ”) of this offer to purchase.

How will I be notified if the tender offer is extended or amended?

If we decide to extend the tender offer, we will issue a press release announcing the extension and the new expiration date by no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.  We will announce any amendment to the tender offer by making a public announcement of the amendment.  See Section 1 (“Terms of the Tender Offer; Proration”) of this offer to purchase.

Are there any conditions to the tender offer?

Yes.  The tender offer is subject to conditions, including the absence of court or governmental action prohibiting the tender offer, our receipt of all necessary governmental approvals to acquire the Shares prior to the expiration of the tender offer, and the absence of changes in general market conditions that, in our reasonable judgment, are or may be materially adverse to us.  See Section 13 (“Conditions of the Tender Offer”) of this offer to purchase.  The tender offer is not conditioned on the tender of any minimum number of Shares or the receipt of financing.

How do I tender my Shares?

If you wish to tender all or a portion of your Shares, then before 11:59 p.m., New York City time, on March 1, 2011, unless the tender offer is extended:

•
you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

•	the depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed letter of transmittal or agent’s message; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If you cannot deliver a required item to the depositary by the expiration of the tender offer, you may get three extra trading days to do so by utilizing the guaranteed delivery procedure outlined in Section 2 of this offer to purchase. The depositary must receive the missing items within that period for the tender to be valid.

You may contact the information agent or your broker for assistance.  The contact information for the information agent is set forth on the back cover page of this offer to purchase.  See Section 2 (“Procedures for Tendering Shares”) of this offer to purchase.

Once I have tendered Shares in the tender offer, can I withdraw my tender?

You may withdraw any Shares you have tendered pursuant to the tender offer at any time before the expiration of the tender offer, which will occur at 11:59 p.m., New York City time, on March 1, 2011, or the new expiration date if we extend the tender offer.  If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at or after 12:01 a.m., New York City time, on April 2, 2011.  See Section 3 (“Withdrawal Rights”) of this offer to purchase.

How do I withdraw Shares I previously tendered?

You must deliver, prior to the expiration of the tender offer, a written notice of your withdrawal to the depositary at the address appearing on the back cover page of this document.  Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares.  If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares.  See Section 3 (“Withdrawal Rights”) of this offer to purchase.

When will you pay for the Shares I tender?

We will pay the purchase price to you in cash, less any applicable withholding taxes and without interest, for the Shares we purchase as promptly as practicable after the expiration of the tender offer and our determination of any proration factor. We currently anticipate that will be five trading days after the expiration date.  See Section 1 (“Terms of the Tender Offer; Proration”) of this offer to purchase.

If I decide not to tender, how will the offer affect me?

If you decide not to tender your Shares, you will still own the same amount of Shares and Keystone will still be a public company with Shares trading on the OTCBB.  However, since any Shares we purchase pursuant to the tender offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, our purchase or Shares pursuant to the tender offer could adversely affect the liquidity and the market value of the remaining Shares held by the public.  See Section 7 (“Effect of the Tender Offer on the Market for the Shares”) of this offer to purchase.

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with the tender offer.

What are the U.S. federal income tax consequences of tendering Shares in the tender offer?

Your receipt of cash for Shares tendered in the tender offer will be a taxable transaction for U.S. federal income tax purposes.  For a summary of the material U.S. federal income tax consequences of the tender offer, see Section 5 (“Material U.S. Federal Income Tax Consequences”) of this offer to purchase.  We recommend that you consult with your own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to you of tendering all or a portion of your Shares in the tender offer.

Who can I talk to if I have questions?

The information agent can help answer your questions.  The information agent is D.F. King & Co., Inc.  Contact information for the information agent is set forth on the back cover of this offer to purchase.

To the Holders of Common Stock of Keystone Consolidated Industries, Inc.:

INTRODUCTION

Contran Corporation, a Delaware corporation, is offering to purchase up to 2,600,000 Shares of Keystone for $6.50 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal.  Unless the context indicates otherwise, we use the terms “us,” “we,” “our” and “Contran” in this offer to purchase to refer to Contran Corporation.  We refer to Keystone Consolidated Industries, Inc. as “Keystone.”  We refer to the shares of common stock, par value $0.01 per share, of Keystone as “Shares.”

Tendering stockholders whose Shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the depositary for the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of Shares by us in the tender offer.  If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.  We will pay all fees and expenses of the depositary and D.F. King & Co., Inc., which is acting as the information agent for the tender offer, which are attributable to the tender offer.  See Section 16 (“Fees and Expenses”) of this offer to purchase.

On January 27, 2011, the last full trading day on which trading in the Shares occurred prior to the commencement of this tender offer, the last sale price of the Shares as reported by the OTC Bulletin Board (“OTCBB”) was $5.25.  You should discuss with your broker or other financial, legal or tax advisors whether to tender your Shares.  We urge you to obtain current market quotations for the Shares before deciding whether to tender your Shares in the tender offer.

THE TENDER OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE TENDER OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 13 (“CONDITIONS OF THE TENDER OFFER”) OF THIS OFFER TO PURCHASE.

The offer will expire at 11:59 p.m., New York City time, on March 1, 2011, unless extended.  See Section 1 (“Terms of the Tender Offer; Proration”), Section 13 (“Conditions of the Tender Offer”) and Section 14 (“Certain Legal Matters”) of this offer to purchase.

The board of directors of Keystone is required by law to communicate its views regarding the tender offer to Keystone stockholders in a Solicitation/Recommendation Statement on Schedule 14D−9 (“Schedule 14D−9”) to be filed with the Securities and Exchange Commission, or “SEC”, within ten business days from the date the tender offer is commenced.  Stockholders of Keystone are urged to read the Schedule 14D−9 carefully and in its entirety when it becomes available.  The Keystone board of directors includes two directors -- Glenn R. Simmons and Steven L. Watson -- who are also directors of Contran and are therefore affiliates of Contran.  We do not expect either Mr. Glenn Simmons or Mr. Watson to participate in any determinations by the Keystone board of directors relating to this tender offer.

For purposes of the tender offer, the term “business day” means any day, other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.  For the purposes of the offer, a “trading day” is any day on which the OTCBB is open for business.

Based on information obtained from Keystone, there are 12,101,932 Shares outstanding.  Contran currently owns Shares representing approximately 61.7% of the outstanding Shares.  If Contran were to acquire all 2,600,000 Shares it seeks to acquire in the tender offer, Contran’s beneficial ownership of outstanding Shares upon completion of the tender offer would increase to approximately 83.1%.  Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Mr. Harold Simmons (for which Mr. Harold Simmons is the sole trustee) or is held directly by Mr. Harold Simmons or other persons or entities related to Mr. Harold Simmons.  Additionally, the wife of Contran’s chairman, Mr. Harold Simmons, beneficially owns 13,457 Shares, which represents approximately 0.1% of the outstanding Shares.  By virtue of these relationships, Mr. Harold Simmons may be deemed to beneficially own all of the Shares beneficially owned by Contran and Mrs. Simmons.  Accordingly, Mr. Harold Simmons may be deemed to beneficially own, as of the date of commencement of this tender offer, approximately 61.8% of the outstanding Shares and if Contran were to acquire all 2,600,000 Shares it seeks to acquire in the tender offer, upon completion of the tender offer Mr. Harold Simmons would be deemed to beneficially own approximately 83.3% of the outstanding Shares.

Please see Section 5 (“Material U.S. Federal Income Tax Consequences”) of this offer to purchase for a summary of the material U.S. federal income tax consequences of tendering Shares in the tender offer.

THE TENDER OFFER

1.	TERMS OF THE TENDER OFFER; PRORATION

Upon the terms of and subject to the conditions to the tender offer (including, if the tender offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 2,600,000 Shares in the aggregate that are validly tendered prior to the expiration date (as hereinafter defined) and not properly withdrawn in accordance with Section 3 (“Withdrawal Rights”) of this offer to purchase at a price of $6.50 per Share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes).  The term “expiration date” means 11:59 p.m., New York City time, on March 1, 2011, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer is open, in which event the term “expiration date” will mean the latest time and date on which the tender offer, as so extended by us, will expire.

If more than 2,600,000 Shares are validly tendered prior to the expiration date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the tender offer, purchase 2,600,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the expiration date and not properly withdrawn.  If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (including due to tenders pursuant to the guaranteed delivery procedures), we do not expect to announce the final results of proration or pay for any Shares until at least five trading days after the expiration date.  Preliminary results of proration will be announced by press release promptly following the expiration date.  All Shares not accepted for payment will be returned to the stockholder or, in the case of tendered Shares delivered by book−entry transfer, credited to the account at the book−entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the tender offer in each case, in accordance with the procedure described in Section 4 (“Acceptance for Payment and Payment”) of this offer to purchase.

We reserve the right to increase or decrease the number of Shares we are seeking in the tender offer, subject to applicable laws and regulations as described below.

Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 13 (“Conditions of the Tender Offer”) of this offer to purchase shall have occurred, to:

•
extend the tender offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of that extension to the depositary; and

•
•	amend the tender offer in any other respect by giving oral or written notice of that amendment to the depositary.
•
UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE TENDER OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

There can be no assurance that we will exercise our right to extend the tender offer.

If by 11:59 p.m., New York City time, on March 1, 2011 (or any date or time then set as the expiration date), any or all of the conditions to the tender offer has or have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the applicable rules and regulations of the SEC: (1) to terminate the tender offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders; (2) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the expiration date and not thereafter validly withdrawn; (3) to extend the tender offer and, subject to the right of stockholders to withdraw Shares until the expiration date, retain the Shares that have been tendered during the period or periods for which the tender offer is extended; or (4) to amend the tender offer.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof.  In the case of an extension, Rule 14e−l(d) under the Securities Exchange Act of 1934 (the “Exchange Act”) requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d−4(d).  Subject to applicable law (including Rules 14d−4(d) and 14d−6(c), which require that any material change in the information published, sent or given to stockholders in connection with the tender offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we extend the tender offer, we are delayed in accepting for payment or paying for Shares, or we are unable to accept for payment or pay for Shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, on our behalf, retain all Shares tendered.  Such tendered Shares may not be withdrawn except as provided in Section 3 (“Withdrawal Rights”) of this offer to purchase.  Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to Exchange Act Rule 14e−1(c), which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the tender offer.

If we make a material change in the tender offer, or if we waive a material condition to the tender offer, we will extend the tender offer to the extent required by Exchange Act Rules 14d−4(d), 14d−6(c) and 14e−1.  The minimum period during which the tender offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

If we decide, in our sole discretion, to increase or decrease the consideration offered in the tender offer or to change the number of Shares we are seeking in the tender offer, and if, at the time that notice of any such changes is first published, sent or given to holders of Shares, the tender offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the tender offer will be extended at least until the expiration of such period of ten business days.  If, however, we increase the number of Shares we are seeking under the tender offer by not more than two percent of the outstanding Shares, then pursuant to Exchange Act Rule 14e−1(b), we would not be required to extend the expiration date of the tender offer.

Pursuant to Exchange Act Rule 14d-11, we may also provide a subsequent offering period upon expiration of the initial offering period of the tender offer on the expiration date.  A subsequent offering period would be an additional period of time of at least three business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the tender offer on the expiration date, during which stockholders may tender Shares not tendered in the tender offer.  A subsequent offering period, if one is provided, is not an extension of the tender offer, which already will have been completed.  During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Contran will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the tender offer.

We will promptly furnish, at our expense, this offer to purchase, the related letter of transmittal and other relevant materials to those record holders of Shares, beneficial owners, banks, brokers, dealers, trust companies and other persons who request such material from our information agent.

2.	PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares.  For Shares to be tendered properly under the tender offer, (1) the certificates for such Shares (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by the letter of transmittal, must be received before 11:59 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Stockholders who hold Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such persons to determine whether transaction costs are applicable if stockholders tender Shares to the depositary through them.

Signature Guarantees and Method of Delivery.  No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 2, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal; or (2) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act.  If a certificate for Shares is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for Shares tendered and accepted for payment in the tender offer will be made only after timely receipt by the depositary of certificates for such Shares or a timely confirmation of the book-entry transfer of such Shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER.  IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery.  The depositary will establish an account with respect to the Shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer.  Although delivery of Shares may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed.  DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax.  Under the U.S. federal income tax laws, payments with respect to Shares tendered in the tender offer may be subject to U.S. federal backup withholding tax.  For a discussion of the material U.S. federal income tax consequences of the tender offer, including the U.S. federal backup withholding tax and related documentation to be provided to the depositary, see Section 5 (“Material U.S. Federal Income Tax Consequences”) of this offer to purchase.

Guaranteed Delivery.  If a stockholder desires to tender Shares in the tender offer and the stockholder’s share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;

•
the depositary receives by mail or overnight courier, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•
the certificates for all tendered Shares, in proper form for transfer, or confirmation of book-entry transfer of such Shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, and any required signature guarantees, or an agent’s message, or other documents required by the letter of transmittal, are received by the depositary within three trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares.  If any tendered Shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects.  All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error).  We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful.  We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender; provided, that we will not waive any condition of the tender offer with respect to a tender unless we waive that condition for all tenders made in the tender offer.  Our interpretation of the terms of the tender offer will be final and binding on all parties.  No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us.  None of Contran, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Appointment of Proxy.  By executing a letter of transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the letter of transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this offer to purchase).  All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares.  Such appointment is effective only upon our acceptance for payment of such Shares.  Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be granted (and, if previously granted, will cease to be effective).  Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may determine at any annual, special or adjourned meeting of Keystone’s stockholders, by written consent or otherwise.  We reserve the right to require that, in order for Shares to be validly tendered, we are able to exercise immediately upon our acceptance for payment of such Shares full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

Tendering Stockholder’s Representation and Warranty; Contran’s Acceptance Constitutes an Agreement.  A tender of Shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (2) the tender of Shares complies with Rule 14e-4.  It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the tender offer.  Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  Our acceptance for payment of Shares tendered in the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates.  If the certificates representing Shares that a registered stockholder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the letter of transmittal.  See Instruction 11 of the letter of transmittal.

CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO CONTRAN OR THE INFORMATION AGENT.  ANY SUCH DOCUMENTS DELIVERED TO CONTRAN OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

3.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 3, tenders of Shares under the tender offer are irrevocable.  Shares tendered under the tender offer may be withdrawn at any time before the expiration date of the tender offer and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time at or after 12:01 a.m., New York City time, on April 2, 2011.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase.  Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares.  If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution.

If Shares have been tendered under the procedure for book-entry transfer set forth in Section 2 (“Procedures for Tendering Shares”) of this offer to purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures.  All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding.  None of Contran, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn Shares are properly re-tendered before the expiration date by following one of the procedures described in Section 2 (“Procedures for Tendering Shares”) of this offer to purchase.

If we extend the tender offer, we are delayed in our purchase of Shares or we are unable to purchase Shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3.

4.	ACCEPTANCE FOR PAYMENT AND PAYMENT

On the terms of and subject to the conditions to the tender offer, including, if we extend or amend the tender offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the expiration date for, all Shares validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 3 (“Withdrawal Rights”) of this offer to purchase, up to a maximum of 2,600,000 Shares.  We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding.  See Section 1 (“Terms of the Offer; Proration”) and Section 13 (“Conditions of the Tender Offer”) of this offer to purchase.  We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares until satisfaction of all conditions to the tender offer relating to governmental or regulatory approvals.  We will effect any such delays in compliance with Exchange Act Rule 14e−1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its tender offer.

In all cases, we will accept for payment and pay for Shares accepted under the tender offer only after timely receipt by the depositary of:

•	certificates representing, or a timely book−entry confirmation respecting, those Shares;
•
•	a letter of transmittal, properly completed and executed with any required signatures thereon or, in the case of a book−entry transfer, an agent’s message; and
•
•	any other documents the letter of transmittal requires.
•
For purposes of the tender offer, we will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those Shares.

On the terms of and subject to the conditions to the tender offer, we will pay for Shares we have accepted for payment under the tender offer by depositing the purchase price therefor with the depositary.  The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE TENDER OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES.

If we are delayed in our acceptance for payment of, or payment for, Shares or we are unable to accept for payment, or pay for, Shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, but subject to our compliance with Exchange Act Rule 14e−1(c), the depositary nevertheless may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 (“Withdrawal Rights”) of this offer to purchase.

If we do not purchase any tendered Shares under the tender offer for any reason, then, promptly following the expiration or termination of the tender offer and at no expense to tendering stockholders:

•	the depositary will return certificates it has received respecting tendered Shares to the person who delivered those certificates to the depositary; and

•
in the case of tendered Shares delivered by book−entry transfer into the depositary’s account at the book−entry transfer facility in accordance with the procedures described in Section 2 (“Procedures for Tendering Shares”) of this offer to purchase, those Shares will be credited to the account at the book−entry transfer facility from which that transfer had been previously made.

           5.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences to certain Keystone stockholders who exchange their Shares for cash pursuant to the tender offer.  This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the IRS and other applicable authorities, all as in effect as of the date of this offer to purchase and all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Keystone stockholder in light of such stockholder’s particular circumstances, or to certain types of Keystone stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders, as defined below, whose “functional currency” is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, persons holding Shares as part of a hedge, straddle, wash sale, conversion or constructive sale transaction or other risk reduction transaction, financial institutions, employee benefit plans, mutual funds, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, controlled foreign corporations, passive foreign investment companies and individuals who are former citizens or long-term residents of the United States).  In addition, this discussion does not address any alternative minimum tax or state, local or foreign tax consequences, or any U.S. federal non-income tax consequences (such as federal estate or gift tax consequences).  Further, this discussion is limited to Keystone stockholders who hold their Shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code and who did not receive their Shares upon the exercise of employee stock options or otherwise as compensation.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the tender offer.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below, and the statements below are not binding on the IRS or any court.  Thus, there can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of Shares to us pursuant to the tender offer or that any such position would not be sustained.

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, KEYSTONE STOCKHOLDERS ARE HEREBY NOTIFIED THAT:  (A) THE DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (B) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TENDER OFFER; AND (C) KEYSTONE STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Consequences to Tendering U.S. Holders

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.  Generally, a U.S. Holder’s “adjusted tax basis” for Shares is equal to the cost of the Shares to the U.S. Holder.

Payments with Respect to the Shares.  The exchange of Shares for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the tender offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares sold.

Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period of the Shares is more than one year as of the date of the sale.  Gain or loss will be calculated separately for each block of Shares sold in the tender offer.  Long-term capital gains recognized by an individual U.S. Holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income.  There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding.  Information reporting requirements may apply to the payment of gross proceeds for Shares sold pursuant to the tender offer.  These requirements, however, do not apply with respect to certain exempt holders, such as corporations.

A U.S. Holder may be subject to backup withholding with respect to proceeds received from a disposition of the Shares if the holder is not otherwise exempt and the holder (1) fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that the holder has failed to report properly payments of interest or dividends; or (4) fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.  Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is exempt from backup withholding.  If a U.S. Holder does not provide the depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS.  Certain “exempt recipients” (including corporations) are not subject to backup withholding.

Backup withholding is not an additional tax but rather a method of tax collection.  Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

Consequences for Tendering Non-U.S. Holders

As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder and that is not treated as a partnership or a partner in a partnership for U.S. federal income tax purposes.

Payments with respect to the Shares.  Subject to the discussion below under “--Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale of Shares for cash in the tender offer unless:

(i)
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to such holder’s permanent establishment in the United States);

(ii)	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the sale of Shares occurs and certain other conditions are met; or

(iii)	Keystone is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the relevant statutory period.

A Non-U.S. Holder described in clause (i) generally will be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. holder.  If a Non-U.S. holder is a corporation for U.S. federal income tax purposes, that portion of such holder’s earnings and profits that is effectively connected with its U.S. trade or business also may be subject to a “branch profits tax,” currently at a 30% rate, although an applicable income tax treaty may provide for a lower rate.  A Non-U.S. Holder described in clause (ii) generally will be subject to U.S. federal income tax, currently at a 30% rate (or a lower applicable treaty rate), on any gain recognized on the sale of Shares pursuant to the tender offer, which may be offset by U.S. source capital losses.

With respect to clause (iii) above, Keystone believes that it is not and has not been a USRPHC during the relevant statutory period.  However, even if Keystone is or has been a USRPHC during the relevant statutory period, so long as Keystone common stock is regularly traded on an established securities market (within the meaning of applicable Treasury regulations), Non-U.S. Holders that do not own, actually or by attribution (and have not owned, actually or by attribution, during the five year period ending on the date of their sale of Shares pursuant to the tender offer) more than 5% of Keystone’s common stock will not be subject to U.S. federal income tax on any gain realized on the sale of Shares pursuant to the tender offer solely because Keystone is or was a USRPHC.

Information Reporting and Backup Withholding.  In general, Non-U.S. Holders will not be subject to backup withholding and information reporting with respect to a payment made for Shares sold pursuant to the tender offer if such holders have provided the depositary with a properly executed IRS Form W-8BEN or other applicable IRS Form W-8 (or appropriate substitute form) or otherwise have established to the satisfaction of the depositary an exemption.  Non-U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding.

Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH HEREIN IS BASED ON THE LAW IN EFFECT ON THE DATE OF THIS OFFER TO PURCHASE. WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE TENDER OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

6.	PRICE RANGE OF THE SHARES

Keystone’s common stock is traded on the OTCBB under the trading symbol “KYCN.”  The following table sets forth the high and low closing sale prices of the Shares for each quarter, as reported by the OTCBB, based on published financial sources for the last full two years and the period indicated in 2011.

	Keystone Common Stock Market Price
	High	Low
2009
First quarter	$6.25	$2.40
Second quarter	$3.32	$2.25
Third quarter	$4.11	$2.70
Fourth quarter	$5.05	$3.50
2010
First quarter	$5.50	$4.00
Second quarter	$5.97	$4.65
Third quarter	$6.05	$4.55
Fourth quarter	$5.75	$4.55
2011
First quarter ending January 31, 2011	$5.25	$4.70

On January 27, 2011, the last full trading day on which trading in the Shares occurred prior to our commencement of the tender offer, the last sale price of the Shares as reported by the OTCBB was $5.25.  Stockholders are urged to obtain current market quotations for their Shares.

7.	EFFECT OF THE TENDER OFFER ON THE MARKET FOR THE SHARES

Based on information obtained from Keystone, there are 12,101,932 Shares outstanding.  We currently beneficially own 7,462,230 Shares representing approximately 61.7% of the Shares outstanding.  If we purchase the maximum number of Shares in the tender offer, following consummation of the tender offer Contran will be the beneficial owner, in the aggregate, of 10,062,230 Shares, representing approximately 83.1% of the outstanding Shares.  Additionally, Mr. Harold Simmons will be deemed to be the beneficial owner, in the aggregate, of 10,075,687 Shares, representing approximately 83.3% of the outstanding Shares.  Our purchase of any number of Shares pursuant to the tender offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares.  If we purchase the maximum number of Shares in the tender offer, then only 2,026,245 Shares will be beneficially owned by persons other than Contran or its affiliates.  Accordingly, our purchase of Shares pursuant to the tender offer could adversely affect the liquidity and market value of the remaining Shares held by the public.

8.	CERTAIN INFORMATION CONCERNING KEYSTONE

General.  Keystone is a Delaware corporation.  Keystone’s principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697 and its telephone number at that address is (972) 458-0028.

Available Information.  Keystone is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters.  Keystone must disclose in its proxy statements distributed to its stockholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with Keystone. That information is available for inspection at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549.  You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549.  The SEC also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it.

We expect that Keystone will issue its preliminary earnings regarding its fourth quarter and full year 2010 results in mid February 2011.  Keystone stockholders should consider whether they wish to evaluate those results before making their decision whether to tender Shares in the tender offer.  Contran will not seek to acquire Shares pursuant to this tender offer until the expiration of at least 10 business days following the filing by Keystone of a Current Report on Form 8-K with the SEC through which it furnishes such preliminary results, and the conditions to the tender offer set forth in Section 13 (“Conditions of the Tender Offer”) of this offer to purchase have either been satisfied or waived by us.

Except as otherwise stated herein, the information concerning Keystone contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information.

Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by Keystone to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

9.	CERTAIN INFORMATION ABOUT CONTRAN

Contran.  Contran is primarily a holding company with operations conducted through wholly-owned and majority-owned subsidiaries, including Keystone and Valhi, Inc. (“Valhi”).  Valhi, a publicly traded company approximately 94% controlled by Contran, is also primarily a holding company with operations in chemicals (through Kronos Worldwide, Inc.), component products (through CompX International Inc.) and waste management industries (through Waste Control Specialists LLC).  Contran is also the largest shareholder of Titanium Metals Corporation (“TIMET”), which operates in the titanium metals industry, although we own less than a majority of TIMET.

Substantially all of our voting stock is held by trusts established for the benefit of certain children and grandchildren of Mr. Harold Simmons (for which Mr. Harold Simmons is the sole trustee), or is held directly by Mr. Harold Simmons or other persons or entities related to Mr. Harold Simmons.

Contran is a Delaware corporation.  The principal executive offices of Contran are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, and the telephone number at such address is (972) 233-1700.

Additional Information.  The name, business address, citizenship, present principal occupation and employment history for the past five years of the executive officers and members of the board of directors of Contran and are set forth in Schedule A.  Neither Contran nor, to the best knowledge of Contran, after reasonable inquiry, any of the persons listed on Schedule A hereto, has during the last five years (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

We have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer.  The Schedule TO, including the exhibits and any amendments and supplements thereto, is available for inspection at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549.  You can obtain copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549.  The SEC also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it.

Interest in Securities of the Subject Company.  Contran currently beneficially owns 7,462,230 Shares, which represents approximately 61.7% of the outstanding Shares.  If we purchase in the tender offer all 2,600,000 Shares we seek to purchase, then, after completion of the tender offer, Contran will beneficially own 10,062,230 Shares, which will represent approximately 83.1% of the outstanding Shares.  Further, the wife of Contran’s chairman, Mr. Harold Simmons, beneficially owns 13,457 Shares, which represents approximately 0.1% of the outstanding Shares.  Mr. Harold Simmons may be deemed to beneficially own all of the Shares beneficially owned by Contran and Mrs. Simmons.  Accordingly, Mr. Harold Simmons may be deemed to beneficially own approximately 61.8% of the outstanding Shares and therefore Mr. Harold Simmons may be deemed to control Keystone.  If Contran were to acquire all 2,600,000 Shares it seeks to acquire in the tender offer, Mr. Harold Simmons would be deemed to beneficially own approximately 83.3% of the outstanding Shares and Mr. Harold Simmons would continue to be deemed to control Keystone following completion of the tender offer.

Except as set forth elsewhere in this offer to purchase or in Schedule A hereto, neither Contran nor any affiliate or subsidiary of Contran (nor, to the best knowledge of Contran, any of the persons listed on Schedule A hereto): (1) beneficially owns or has a right to acquire any Shares, (2) has engaged in any transactions in the Shares during the past 60 days, (3) has any contract, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of Keystone, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (4) had, in the past two years, any transaction with Keystone or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC, and (5) had, in the last two years, any material negotiations, transactions or material contacts with Keystone concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities of any class of Keystone’s securities, an election of Keystone’s directors, or a sale or other transfer of a material amount of assets of Keystone.

10.	RELATIONSHIPS, AGREEMENTS AND TRANSACTIONS WITH KEYSTONE

Relationships, Agreements and Transactions with Keystone

Keystone may be deemed to be controlled by Mr. Harold Simmons.  Keystone and other entities that may be deemed to be controlled by or related to Mr. Harold Simmons sometimes engage in (1) intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and (2) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.  We and our subsidiaries and affiliates, including Keystone, periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that Keystone might be a party to one or more of such transactions in the future.  In connection with these activities, Keystone may consider issuing additional equity securities or incurring additional indebtedness.  Keystone’s acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Mr. Harold Simmons.

Certain directors or executive officers of Contran or its affiliates also serve as directors or executive officers of Keystone.  Keystone’s chairman, Mr. Glenn Simmons, is also a director of Contran and other Contran subsidiaries.  Additionally, Mr. Watson, another Keystone director, is a director and President of Contran, and is also a director and officer of other Contran subsidiaries.  As directors of Keystone, Messrs. Glenn Simmons and Watson are paid director fees by Keystone.  Keystone paid Mr. Glenn Simmons $32,000, $30,000 and $31,000 in director fees for 2008, 2009 and 2010, respectively.  Keystone paid Mr. Watson $32,500, $30,000 and $31,000 in director fees for 2008, 2009 and 2010, respectively.  Since two of the four members of the Keystone board of directors (Messrs. Glenn Simmons and Watson) are also members of the Contran board of directors, the annual discussions of the Keystone board of directors regarding nominees for the Keystone board of directors include these two members of the Keystone board of directors who are also members of the Contran board of directors.

Intercorporate Services Agreement

Keystone has entered into an Intercorporate Services Agreement dated as of January 1, 2007 (“ISA”) with Contran.  Under the terms of the ISA, employees of Contran provide certain services, including executive officer services, to Keystone on a fixed fee basis.  The services rendered under the ISA include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of Keystone’s business.  The fees paid pursuant to the ISA are generally based upon an estimated percentage of the time devoted by Contran employees of the services to Keystone’s business and Contran’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs.  The ISA renews on a quarterly basis, subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  The ISA and the related aggregate annual charge are approved by Keystone’s independent directors after receiving the recommendation from its management development and compensation committee as well as the concurrence of its chief financial officer.

Two directors of Keystone -- Messrs. Glenn Simmons and Watson -- who are also directors and officers of Contran, also provide services to Keystone pursuant to the ISA.  The fees paid by Keystone to Contran pursuant to the ISA include payment of services rendered by such directors.  The portion of the ISA fees paid by Keystone to Contran with respect to the services provided by Mr. Glenn Simmons pursuant to the ISA were $98,000, $98,100 and $87,800 for 2008, 2009 and 2010, respectively.  The portion of the ISA fees paid by Keystone to Contran with respect to the services provided by Mr. Watson pursuant to the ISA were $162,000, $162,200 and $169,000 for 2008, 2009 and 2010, respectively.

In addition, Mr. Harold Simmons and certain of his family members provide services to Keystone pursuant to the ISA.  Mr. Harold Simmons and L. Andrew Fleck (a step-son of Mr. Harold Simmons) provided certain executive consulting and real property management services, respectively, to Keystone pursuant to the ISA.

During 2008, 2009 and 2010 the ISA fees charged by Contran to Keystone aggregated approximately $1.8 million, $2.0 million and $2.1 million, respectively.

The preceding description of the ISA does not purport to cover all of the provisions of the ISA and is qualified in its entirety by reference to the full text of the ISA, which has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Contran with the SEC in connection with the tender offer.

Risk Management Program

Keystone and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including Keystone and certain of Keystone’s subsidiaries and related entities, as a group purchase insurance policies and risk management services.  The program apportions its costs among the participating companies.

With respect to certain of such policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries and affiliates, including Keystone, have entered into an Agreement Regarding Shared Insurance between Keystone, CompX International Inc., Contran, Kronos Worldwide, Inc., NL Industries, Inc., TIMET and Valhi dated as of October 30, 2003 (“Shared Insurance Agreement”) pursuant to which any uninsured loss is shared by those entities who have submitted claims under the relevant policy.

Tall Pines Insurance Company (“Tall Pines”) and EWI RE, Inc. (“EWI”) provide for or broker the insurance policies purchased as a group by Contran and its subsidiaries and related entities, including Keystone.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  EWI also provides claims and risk management services and, where appropriate, engages certain third-party risk management consultants.  Tall Pines is a captive insurance company and an indirect subsidiary of Valhi, a majority-owned subsidiary of Contran.  EWI is a wholly-owned subsidiary of NL Industries, Inc., a publicly-held company which is majority owned by Valhi.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from the insurance and reinsurance underwriters and/or assess fees for the policies they provide or broker.  Keystone paid Tall Pines and EWI $3.8 million in 2008, $4.0 million in 2009 and $3.7 million in 2010 for insurance, reinsurance premiums paid to third parties and commissions.

The preceding description of the Shared Insurance Agreement does not purport to cover all of the provisions of the Shared Insurance Agreement and is qualified in its entirety by reference to the full text of the Shared Insurance Agreement, which has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Contran with the SEC in connection with the tender offer.

Other Agreements and Arrangements

All of the assets of Keystone’s defined benefit pension plans are invested in the Combined Master Retirement Trust (“CMRT”), a collective investment trust sponsored by Contran, to permit the collective investment by certain master trusts that fund certain employee benefit plans sponsored by Contran and certain of its affiliates.  Mr. Harold Simmons is the sole trustee of the CMRT.

11.	BACKGROUND AND PURPOSE OF THE TENDER OFFER

Background of the Tender Offer.  As part of the continuous review of its investment holdings, Contran regularly considers a variety of options and transactions.

On January 24, 2010, in a conversation between Bert E. Downing, Jr., Keystone's Chief Financial Officer, and a number of Contran employees, it was indicated to Mr. Downing that Contran was considering increasing its holdings in Keystone and was contemplating commencing a tender offer to effect such increase.  This conversation was entered into to determine the likely timing for the issuance by Keystone of a preliminary earnings release for the fourth quarter of 2010, and to confirm that such release of preliminary earnings would occur prior to the expiration of the potential tender offer.

On January 28, 2010, Mr. Watson telephoned the two members of the Keystone board of directors who are not members of the Contran board of directors (Dr. Thomas E. Barry and Donald P. Zima), and informed them that Contran would be commencing a tender offer pursuant to which Contran would be seeking to acquire up to 2,600,000 Shares.  Mr. Watson informed Dr. Barry and Mr. Zima that there would be certain matters that the Keystone board of directors would need to consider, and that Sandra K. Myers, Keystone’s corporate secretary, and Mr. Downing would coordinate directly with them regarding these matters.

Purpose of the Tender Offer.  Contran holds its stake in Keystone for investment purposes.  We are making this tender offer because Contran would like to increase its holdings in Keystone, through the acquisition of additional Shares, for investment purposes.  If we were to acquire all 2,600,000 Shares we seek to acquire in the tender offer, Contran’s beneficial ownership of outstanding Shares upon completion of the tender offer would increase from approximately 61.7% of the outstanding Shares to be approximately 83.1%.

We are also making this tender offer because we are seeking to include Keystone in the Contran Tax Group.  If we were to acquire all 2,600,000 Shares in the tender offer, Keystone would become a member of the Contran Tax Group.

If Keystone becomes a member of the Contran Tax Group:

•
we would aggregate taxable income or losses generated by Keystone while it is included in the Contran Tax Group with the taxable income or losses generated by us and other members of the Contran Tax Group;

•
Keystone would enter into a tax sharing agreement with Contran.  In accordance with such tax sharing agreement, Contran’s policy for intercompany allocation of income taxes provides that subsidiaries included in the Contran Tax Group compute their provision for income taxes on a separate company basis.  Generally, subsidiaries make payments to or receive payments from Contran in the amounts they would have paid to or received from the IRS had they not been members of the Contran Tax Group.  The separate company provisions and payments are computed using the tax elections made by Contran; and

•
Keystone would be jointly and severally liable for the federal income tax liability of Contran and the other companies included in the Contran Tax Group for all periods in which Keystone is included in the Contran Tax Group.  However, Contran would also agree to indemnify Keystone for any liability for income taxes of the Contran Tax Group in excess of Keystone’s tax liability previously computed and paid in accordance with its tax allocation policy discussed above.

Plans or Proposals.  Except as disclosed in this offer to purchase, neither Contran nor, to our knowledge, any of our affiliates or the people listed on Schedule A hereto have any current plans or proposals which relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Keystone or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Keystone or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of Keystone;

•	any change in the present board of directors or senior management of Keystone;

•	any other material change in Keystone’s corporate structure or business;

•	any class of equity securities of Keystone ceasing to be authorized to be quoted on the OTCBB;

•	any class of equity securities of Keystone becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of Keystone’s obligation to file reports under Section 15(d) of the Exchange Act; or

•	any changes in Keystone’s amended and restated certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of Keystone.

While neither we nor Contran have any definitive plans or proposals regarding any of the foregoing as of the date of this offer to purchase (except as set forth above), Contran intends to continuously review our investment in Keystone, and subject to our obligation to update this offer to purchase to reflect material changes in the information contained herein, Contran may: (1) subject to Exchange Act Rule 14e-5 (which generally prohibits us from purchasing Shares outside of the tender offer), acquire additional Shares through open market purchases, private agreements or otherwise, (2) dispose of any or all of the Shares Contran owns or (3) take any other available course of action, which could involve one or more of the types of transactions or have one or more of the results described in the preceding paragraph.   In reaching any decision as to our course of action (as well as to the specific elements thereof), we anticipate we would take into consideration a variety of factors, including, but not limited to, the following: our business and prospects; other developments concerning us and our businesses generally; other business opportunities available to us; developments with respect to our business; changes in law and government regulations; general economic conditions; and money and stock market conditions, including the market price of the Shares.

12.	SOURCE AND AMOUNT OF FUNDS

If we purchase 2,600,000 Shares in the tender offer at $6.50 per Share, the aggregate purchase price for the Shares will be $16.9 million, not including fees and expenses, which we estimate to be approximately $150,000.  We will use Contran’s available cash resources to purchase the Shares in the tender offer, which could include borrowings under existing revolving credit facilities.  The tender offer is not conditioned on the receipt of financing.  See Section 13 (“Conditions of the Tender Offer”) of this offer to purchase.

13.	CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provisions of this tender offer, and in addition to (and not in limitation of) our right to extend or amend the tender offer at any time, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-1(c) (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the tender offer), pay for, and may delay or postpone the acceptance for payment of and accordingly the payment for, any tendered Shares, and may amend or terminate the tender offer, if, at any time on or after January 31, 2011, and before the time of payment for the Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the tender offer), any of the following events shall occur or conditions shall exist:

(a) there shall be threatened or instituted or pending any action, proceeding, application or counterclaim by or before any court, government or governmental authority or agency or tribunal, domestic or foreign (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acceptance for payment of, or payment for, some or all of the Shares by Contran, (B) seeking to obtain material damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the tender offer, (2) seeking to impose or confirm limitations on the ability of Contran or any of Contran’s subsidiaries effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares on all matters properly presented to Keystone’s stockholders, (3) seeking to require divestiture by Contran or any subsidiary of Contran of any Shares beneficially owned by Contran or of any other assets or properties as a condition to acquiring Shares in the tender offer; (4) seeking any material diminution in the benefits expected to be derived by Contran as a result of the transactions contemplated by the tender offer, (5) which otherwise directly or indirectly relates to the tender offer or which otherwise, in our reasonable judgment, might materially adversely affect us or Keystone or any of our or their respective subsidiaries or affiliates or the value of the Shares to us or (6) in our reasonable judgment, materially adversely affects the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Keystone and its subsidiaries (taken as a whole);

(b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to us or any of our subsidiaries or (2) to the tender offer, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in our reasonable judgment, might directly or indirectly result in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above;

(c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Keystone or any of its subsidiaries which, in our reasonable judgment, is or may be materially adverse to the value of the Shares;

(d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Contran, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement or escalation of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (5) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Keystone or its subsidiaries do business that could, in our reasonable judgment, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Keystone or any of its significant subsidiaries or the trading in, or value of, the Shares, (6) a 10% decrease, measured from the close of trading on January 27, 2011 (the last full trading day on which trading in the Shares occurred prior to the commencement of the tender offer), in the market price for the Shares or in the general level of market prices for equity securities in the United States, or (7) in the case of any of the foregoing existing on January 31, 2011, a material acceleration or worsening thereof;

(e) Keystone shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares, (2) acquired directly or indirectly or otherwise caused а reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, the presently outstanding Shares, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, (4) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Keystone or any of its subsidiaries or any comparable event not in the ordinary course of business, (5) declared, paid or proposed to declare or pay any dividend or other distribution on the Shares, or (6) amended or authorized or proposed any amendment to Keystone’s amended and restated certificate of incorporation or bylaws, or Contran shall become aware that Keystone shall have proposed or adopted any such amendment which has not been previously disclosed in publicly available documents on file with the SEC;

(f) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any person other than Contran (including, without limitation, Keystone or any of its subsidiaries or) or it shall be publicly disclosed or Contran shall otherwise learn that (1) any person, entity (including, without limitation, Keystone or any of its subsidiaries or affiliates) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than Contran shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of Keystone (including, without limitation, the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Keystone (including, without limitation, the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the Securities and Exchange Commission on February 1, 2011, (2) any such person, entity or group, which before had filed such a Schedule with the Securities and Exchange Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of Keystone (including, without limitation, the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of Keystone (including, without limitation, the Shares) or (3) any person or group other than Contran shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving Keystone or any of its subsidiaries; and

(g) (1) any consent, approval, clearance, waiver or order shall not have been obtained under any foreign antitrust, competition, investment, trade regulation or similar statute, law, ordinance, rule or regulation, or (2) any other consent, approval, clearance, waiver or order or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or instrumentality shall not have been obtained, which, in the case of (1) and (2) above, is applicable to the purchase of Shares pursuant to the tender offer, on terms satisfactory to Contran.

All conditions to the tender offer must be satisfied or, other than those conditions dependent upon the receipt of governmental approvals, waived by us prior to the expiration of the tender offer.  The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right prior to the expiration of the tender offer, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the tender offer.  In the event that we become aware that a condition has failed, or will necessarily fail, prior to the expiration of the tender offer, we will promptly notify you, which notification may be made by a press release, whether we will waive such condition and proceed with the tender offer or terminate the tender offer.  In the event that we waive any such condition, we will extend the expiration of the tender offer to the extent necessary for the tender offer to expire no earlier than five business days from the date of our announcement of such waiver.

14.	CERTAIN LEGAL MATTERS

Except as described in this Section 14, based on a review of publicly available filings Keystone has made with the SEC and other publicly available information concerning Keystone, we are not aware of any license or regulatory permit that appears to be material to the business of Keystone that might be adversely affected by our acquisition of Shares as contemplated by the tender offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by us as contemplated by the tender offer.  Should any approval or other action be required or desirable, we currently contemplate that we will seek or request Keystone to seek that approval or other action.  There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions.  Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Shares tendered.  Stockholders tendering in the tender offer will not waive any rights that they may have under the federal securities laws.  See Section 13 (“Conditions of the Tender Offer”) of this offer to purchase.

The acquisition of Shares pursuant to this tender offer is not subject to the expiration of any waiting period or any antitrust approval.

State Takeover Laws.  We are not aware of any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the tender offer.  Except as described in this offer to purchase, we have not attempted to comply with any state takeover statute or regulation in connection with the tender offer.  We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the tender offer and nothing in this offer to purchase nor any action taken in connection herewith is intended as a waiver of that right.  In the event that any state takeover statute is found applicable to the tender offer, we might be unable to accept for payment or pay for Shares tendered pursuant to the tender offer or be delayed in continuing or consummating the offer.  In such case, we may not be obligated to accept for payment or pay for any Shares tendered.  It is a condition to our obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the tender offer that no governmental authority or court asset that a state takeover statute is applicable to the tender offer or purchase of, or payment for, Shares pursuant thereto.

15.	DIVIDENDS AND DISTRIBUTIONS

If, on or after January 31, 2011, Keystone should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities, (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) declare a cash dividend or other distribution on the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date on or prior to the date on which any particular Share is accepted for payment and paid for pursuant to the tender offer, or shall publicly disclose that it has taken any of the foregoing actions, then, subject to the provisions of Section 13 (“Conditions of the Tender Offer”) of this offer to purchase, we, in our sole discretion, may make such adjustments as we deem appropriate in the tender offer price and other terms of the tender offer, including, without limitation, the number or type of securities offered to be purchased.

16.	FEES AND EXPENSES

We have retained D.F. King & Co., Inc. to act as information agent and Computershare Trust Company, N.A. to act as depositary in connection with the tender offer.  The information agent may contact holders of Shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners.  The information agent and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the information agent as described above) for soliciting tenders of Shares under the tender offer.  Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the depositary.  We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as the agent of our company, the information agent or the depositary for purposes of the tender offer.  We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this offer to purchase or the letter of transmittal.

17.	MISCELLANEOUS

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the tender offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law.  If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

We have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer.  The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 (“Certain Information About Contran”) of this offer to purchase.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US, THE DEPOSITARY OR THE INFORMATION AGENT AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER.  WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL.  IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

February 1, 2011                                                                                                        Contran Corporation

SCHEDULE A

Additional Information

Directors and Executive Officers of Contran.

The name, present principal occupation and employment history for the past five years of each director and executive officer of Contran are set forth below.  The business address for each person listed below is c/o Contran Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.  All executive officers and directors listed are United States citizens.

Name	Present Principal and Five-Year Employment History

L. Andrew Fleck	Vice president-real estate of Contran.

Robert D. Graham
Vice president of Contran and Valhi, a publicly held subsidiary of Contran, executive vice president of TIMET; vice president and general counsel of NL Industries, Inc. (“NL”), and executive vice president and general counsel of Kronos Worldwide, Inc. (“Kronos Worldwide”), both publicly held subsidiaries of Valhi; executive vice president of CompX International Inc., a publicly held subsidiary of NL (“CompX”),.

J. Mark Hollingsworth	Vice president and general counsel of Keystone, Contran, Valhi and CompX.

William J. Lindquist	Director and senior vice president of Contran; senior vice president of Valhi; and chief executive officer of Waste Control Specialists LLC, a subsidiary of Valhi.

A. Andrew R. Louis	Secretary of CompX, Contran, Kronos Worldwide, NL and Valhi.

Kelly D. Luttmer	Vice president and tax director of Keystone, CompX, Contran, Kronos Worldwide, NL, TIMET and Valhi.

Bobby D. O’Brien	President and chief executive officer of TIMET; vice president and chief financial officer of Contran and Valhi.

Glenn R. Simmons	Chairman of the board of Keystone and CompX; vice chairman of the board of Contran and Valhi; and a director of Kronos Worldwide, NL and TIMET.

Harold C. Simmons	Chairman of the board of Contran, Kronos Worldwide, TIMET and Valhi; and chairman of the board and chief executive officer of NL.

John A. St. Wrba	Vice president and treasurer of Contran, Kronos Worldwide, NL, TIMET and Valhi.

Gregory M. Swalwell
Vice president and controller of Contran and Valhi; executive vice president and chief financial officer of Kronos Worldwide;, vice president, finance and chief financial officer of NL; and vice president of TIMET.

Steven L. Watson
Director and president of Contran; vice chairman and chief executive officer of Kronos Worldwide; vice chairman of TIMET; director, president and chief executive officer of Valhi; and a director of Keystone, CompX and NL.

A -1

Contran Corporation

February 1, 2011

The depositary will accept legible copies of the letter of transmittal.  You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the Shares and any other required documents to the depositary at one of its addresses set out below:

The Depositary for the tender offer is:

By First Class Mail:	By Facsimile (For Eligible Institutions only)	By Registered or Certified Mail, or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	(617) 360-6810 Confirmation of Facsimile Transmissions by Telephone: (781) 575-2332	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

Please contact the information agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery.  You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.  To confirm delivery of your Shares, please contact the depositary.

The Information Agent for the tender offer is:

D. F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, New York  10005

Banks and Brokers Call:

212-269-5550

All others call Toll Free:

1-800-431-9633

Email: keystone@dfking.com